United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06830 Tel: 203-622-3131 Fax: 203-622-6080 unitedrentals.com

UNITED RENTALS ANNOUNCES DIRECTOR RESIGNATION

GREENWICH, Conn. - June 21, 2005 - United Rentals, Inc. (NYSE: URI), the world's largest equipment rental company, today announced that Ronald M. DeFeo has resigned from the company’s board of directors. Mr. DeFeo, who is chairman and chief executive officer of Terex Corporation, a major supplier to United Rentals, indicated that he was resigning to avoid potential conflicts of interest.

Bradley Jacobs, chairman of United Rentals, said, "I would like to thank Ron for his service as a director over the past eight years. His knowledge of our industry and various contributions to our board have been greatly appreciated.”

The United Rentals board now has 12 members, two-thirds of whom are classified as independent based on New York Stock Exchange criteria.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 730 rental locations in 48 states, 10 Canadian provinces and Mexico. The company's 12,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.7 billion. United Rentals is a member of the Standard & Poor's MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

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Contact:
Chuck Wessendorf
VP, Investor Relations and
Corporate Communications
United Rentals, Inc.
(203) 618-7318
cwessendorf@ur.com